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CALIFORNIA ENERGY COMPANY, INC.                                  Exhibit 21.0


SUBSIDIARIES

1.  Coso Hotsprings Intermountain Power, Inc.
2.  China Lake Operating Co.
3.  Coso Technology Corporation
4.  China Lake Geothermal Management Company
5.  China Lake Plant Services, Inc.
6.  Coso Hotsprings Overland Power, Inc.
7.  CE Geothermal, Inc.
8.  Western States Geothermal Company
9.  Intermountain Geothermal Company
10. California Energy Development Corporation
11. California Energy Yuma Corporation
12. Yuma Cogeneration Associates
13. Rose Valley Properties, Inc.
14. The Ben Holt Co.
15. CBE Engineering Co.
16. CE Exploration Company
17. CE Newberry, Inc.
18. California Energy International Services, Inc.
19. CE International Investments Ltd.
20. CE Philippines Ltd.
21. Ormat Cebu Ltd.
22. CE Cebu Geothermal Power Company, Inc.
23. CE Indonesia Ltd.
24. CE Mahanagdong Ltd.
25. CE Casecnan Ltd.
26. CE Singapore Ltd.
27. California Energy International Ltd.
28. CE Casecnan Water and Energy Company, Inc.
29. CE Bali Ltd.
30. Magma Power Company
31. Magma Operating Company
32. Salton Sea Power Company
33. Vulcan Power Company
34. Imperial Magma
35. Magma Land Company I
36. Desert Valley Company
37. Fish Lake Power Company
38. Magma Netherlands, B.V.
39. Visayas Geothermal Power Company
40. Salton Sea Brine Processing L.P.
41. Salton Sea Power Generation L.P.

JOINT VENTURES

1.  Coso Energy Developers
2.  Coso Finance Partners
3.  Coso Power Developers
4.  Coso Funding Corp.
5.  Coso Transmission Line Partners
6.  Coso Finance Partners II
7.  China Lake Joint Venture
8.  Coso Land Company
9.  Coso Geothermal Company
10. CE Luzon Geothermal Power Company, Inc.
11. Himpurna California Energy Ltd.
12. Patuha Power, Ltd.
13. Bali Energy Ltd.
14. Vulcan/BN Geothermal Power Company
15. Del Ranch, L.P.
16. Leathers, L.P.
17. Elmore, L.P.